Exhibit 10.3

FOURTH AND BLANCHARD

OFFICE LEASE

THIS LEASE, made the 5th day of September, 2003, by and between SELIG REAL ESTATE HOLDINGS FIVE, a Washington limited liability company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, hereinafter referred to as “Lessor” and Marchex, Inc., whose address is 2101 Fourth Avenue Seattle, Washington 98121, hereinafter referred to as “Lessee”.

1. DESCRIPTION, Lessor in consideration of the agreements contained in this lease, does hereby lease to Lessee, upon the terms and conditions hereinafter set forth, that certain space consisting of the agreed upon square footage* of 3,122 (hereinafter referred to as “Premises”) situated on the 13th floor level of the Fourth & Blanchard Building, 2121 Fourth Avenue, City of Seattle, State of Washington 98121, whose mailing address is 2101 Fourth Avenue, Seattle, Washington 98121, the legal description of which is:

Lots 7, 8, 9, 10, 11 and 12, Block C, Third addition to the part of the City of Seattle heretofore laid off by A. A. Denny and William N. Bell according to plat recorded in Volume 1 of plats, page 137 in King County Washington, except in the north easterly 12 feet thereof as condemned for road purposes under King County Superior Court, cause number 52280.

Suite 1330

*Rentable square footage stated above is an estimate of the rentable square footage and is based on the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996). Lessor shall provide evidence of the actual BOMA RSF calculation prior to Lease execution.

2. TERM, The term of this lease shall be for a period of six (6) months, commencing the date of occupancy or substantial completion whichever occurs first, which is approximately the 1st day of October, 2003, and ending six (6) months thereafter. Notwithstanding the foregoing, Lessee and its agents, contractors etc. shall have the right to enter the Premises prior to the commencement date for the purposes of installing Lessor approved improvements, cabling, furniture, etc, which use shall not constitute occupancy and shall be rent free.

3. RENT, Lessee covenants and agrees to pay Lessor rent each month in advance on the first day of each calendar month. Rent shall be computed at the annual base rental rate of $18.00 per square foot. Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro rated portion of the rent computed on an annual basis. During the term of the lease and, if applicable an extension of the term per paragraph 29, Option to Renew, there shall be no pass through of operating expense and real estate tax increases.

4. CONSIDERATION, As consideration for the execution of this lease, Lessee has this date paid to Lessor the sum of $4,683.00, as the first month’s rent, receipt of which is hereby acknowledged.

5. USES, Lessee agrees that Lessee will use and occupy said Premises for general offices and related purposes, including but not limited to server rooms and similar uses specific to Lessee’s business, and for no other purposes.

6. RULES AND REGULATIONS, Lessee and their agents, employees, servants or those claiming under Lessee will at all times observe, perform and abide by all of the Rules and Regulations that are contained in this lease, or which may be hereafter reasonably promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this lease.

7. CARE AND SURRENDER OF PREMISES, Lessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor. At the expiration or sooner termination of this lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises in good order, condition and repair (damage by reasonable wear, the elements (including water damage), or fire excepted).

Lessee shall be responsible for removal of all personal property from the Premises, (excepting fixtures being that which is attached to the Premises, and property of the Lessor) including, but not limited to, the removal of Lessee’s communication cabling, telephone equipment and signage to the extent such communications cabling, telephone equipment or signage was installed be Lessee. Lessee shall be responsible for repairing any damage to the Premises caused by such removal. If Lessee fails to remove and restore the Premises at lease expiration, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all costs associated therewith. Lessee shall also be responsible for those costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises and for a final cleaning of the Premises, including, but not limited to, the cleaning, or replacement of carpets if damage is not caused by reasonable wear, and removal and disposal of Lessee’s personal property remaining in the Premises.

8. ALTERATIONS, Lessee shall not make any alterations or improvements in, or additions to said Premises without first obtaining the written consent of Lessor, whose consent shall be timely and shall not be unreasonably withheld. All such alterations, additions and improvements shall be at the sole cost and expense of Lessee and shall become the property of Lessor and shall remain in and be surrendered with the Premises as a part thereof at the termination of this lease, without disturbance, molestation or injury.

9. RESTRICTIONS, Lessee will not use or permit to be used in said Premises anything that will increase the rate of insurance on said building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure said building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way tending to create a nuisance or to disturb any other tenant or occupant of any part of said building. Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting said Premises. The Premises shall not be used for lodging or sleeping, and no animals or birds will be allowed in the building.

10. WEIGHT RESTRICTIONS, Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the discretion of Lessor. No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.

11. SIGN RESTRICTION, No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the building without the prior approval of Lessor.

12. LOCKS, No additional locks shall be placed upon any doors of the Premises, except for those locks on server rooms and the like, subject to Lessor’s consent, which consent shall not be unreasonably withheld, refused or delayed. Keys will be furnished to each door lock. The 13th floor Premises shall be keyed the same as the 19th floor sublease premises. At the termination of the lease, Lessee shall surrender all keys to the Premises whether paid for or not.

13. KEY, Lessor, his janitor, engineer or other agents may retain a pass key to said Premises to enable him to examine the Premises from time to time with reference to any emergency or to the general maintenance of said Premises.

14. TELEPHONE SERVICE, If Lessee desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires in installation thereof will be permitted. Lessor specifically permits Lessee, at Lessee’s sole expense, to install cabling for voice and/or data from the 19th floor sublease premises to the 13th floor Premises. Lessor will not charge any access fees for use of risers, conduit, etc.

15. SERVICES, Lessor shall maintain Premises and the public and common areas of building, such as lobbies, stairs, corridor and restrooms, in reasonably good order and condition in the manner of a first class office building, except for damage occasioned by the act of Lessee.

Lessor shall furnish Premises with electricity for lighting and operation of low power usage office machines, heat, normal office air-conditioning, and elevator services, during the ordinary business hours of the building.

Air-conditioning units and electricity therefore for special air-conditioning requirements, such as for computer centers, shall be at Lessee’s expense. Lessor shall also provide lighting replacement for Lessor furnished lighting, toilet room supplies, window washing with reasonable frequency, and customary janitor service.

Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever. No temporary interruption or failure of such services incident to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder. Notwithstanding the foregoing, if an interruption should last more than three consecutive business days, then the rent shall be abated from the fourth day until the service is restored.

In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the building, or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s building office and not to Lessor’s employees or agents seen within the building. Lessee is further requested to remember that Lessor is as anxious as Lessee that a high grade service be maintained, and that the Premises be kept in a state to enable Lessee to transact business with the greatest possible ease and comfort. The rules and regulations are not made to unnecessarily restrict Lessee, but to enable Lessor to operate the building to the best advantage of both parties hereto. To this end Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in his judgment may not be necessary for the proper maintenance or operation of the building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in his judgment may be needed for the safety, care and cleanliness of the Premises and the building and for the preservation of order therein.

16. SOLICITORS, Lessor will make an effort to keep solicitors out of the building, and Lessee will not oppose Lessor in his attempt to accomplish this end.

17. FLOOR PLAN, An “as-built” floor plan shall be attached hereto and marked Exhibit “A”.

18. ASSIGNMENT, Lessee will not assign this lease, or any interest hereunder, and this lease, or any interest hereunder, shall not be assigned by operation of law. Lessee will not sublet said Premises or any part thereof and will not permit the use of said Premises by others other than Lessee and the agents of Lessee without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld. No such consent shall be required for any entity that is related to or an affiliate of Lessee.

In the event such written consent shall be given, no other or subsequent assignment or subletting shall be made without the previous written consent of Lessor, whose consent shall not be unreasonably withheld. Lessee shall pay reasonable costs to Lessor for reviewing and executing such assignment and/or sublease.

In the event Lessee desires to assign or sublet said Premises or any part thereof, Lessor shall have the first right, but not the obligation to re-lease the Premises.

19. Parking, Lessee shall be provided parking for up to two (2) cars inside the building parking garage at market rate and paid for by Lessee.

20. ADDITIONAL TAXES OR ASSESSMENTS, Should there presently be in effect or should there be enacted during the term of this Lease, any law, statute or ordinance levying any assessments or any tax upon the leased premises other than federal or state income-based taxes, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.

21. LATE PAYMENTS, Any payment, required to be made pursuant to this Lease, not made on the date the same is due shall bear interest at a rate equal to three percent (3%) above the prime rate of interest charged from time to time by Bank of America, or its successor.

In addition to any interest charged herein, a late charge of five percent (5%) of the payment amount shall be incurred for payments received more than five (5) days late.

22. RISK, All personal property of any kind or description whatsoever in the demised Premises shall be at Lessee’s sole risk. Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinklering fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor. Lessee shall keep in force throughout the term of this lease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force.

23. INDEMNIFICATION, Lessee will defend, indemnify and hold harmless Lessor from any claim, liability or suit including attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the said Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto where said damages or injury was caused or partially caused by the ordinary or gross negligence or intentional act of Lessee and/or by Lessee’s agents, employees, servants, customers or clients.

24. WAIVER OF SUBROGATION, Lessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature which may arise out of, or be incident to, fire and extended coverage perils, in, on, or about the Premises herein described, whether due to negligence of either of said parties, their agents, or employees, or otherwise.

25. SUBORDINATION, This lease and all interest and estate of Lessee hereunder is subject to and is hereby subordinated to all present and future mortgages and deeds of trust affecting the Premises or the property of which said Premises are a part. Lessee agrees to execute at no expense to the Lessor, any instrument which may be deemed necessary or desirable by the Lessor to further effect the subordination of this lease to any such mortgage or deed of trust. In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor.

Lessee agrees to execute, at no expense to Lessor, any estoppel certificate deemed necessary or desirable by Lessor to further effect the provisions of this paragraph.

26. CASUALTY, In the event the leased Premises or the said building is destroyed or injured by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the said Premises or such part thereof as may be injured as aforesaid, provided that within thirty (30) days after such destruction or injury Lessor will notify Lessee of Lessor’s intention to do so, and during the period of such rebuilding and restoration the rent shall be abated on the portion of the Premises that is unfit for occupancy. During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder. Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder.

27. INSOLVENCY, If Lessee becomes insolvent, as defined under bankruptcy code and filed for protection under such bankruptcy code, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee, or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt, then Lessor may at Lessor’s option terminate this lease. Said termination shall reserve unto Lessor all of the rights and remedies available under Paragraph 28 (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination. As an alternative to exercising his right to terminate this lease, Lessor may require Lessee to provide adequate assurances, including the posting of a cash bond, of Lessee’s ability to perform its obligations under this lease.

28. DEFAULT, If this lease is terminated in accordance with any of the terms herein (with the exception of Paragraph 27), or if Lessee vacates or abandons the Premises or if Lessee shall fail at any time to keep or perform any of the covenants or conditions of this lease, i.e. specifically the covenant for the payment of monthly rent, then, and in any of such events Lessor may with or without notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee. In such event Lessor may eject and remove from said Premises all goods and effects (forcibly if necessary). This lease if not otherwise terminated may immediately be declared by Lessor as terminated. The termination of this lease pursuant to this Article shall not relieve Lessee of its obligations to make the payments required herein. In the event this lease is terminated pursuant to this Article, or if Lessor enters the Premises without terminating this lease and Lessor relets all or a portion of the Premises, Lessee shall be liable to Lessor for all the costs of reletting, including necessary renovation and alteration of the leased Premises. Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee provided that the Lessor has used its best efforts to obtain the highest rental amount upon re-letting the space, or if Lessor elects, Lessee shall be immediately liable for all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss Lessee proves could be reasonably avoided. Waiver by the Lessor of any default, monetary or non-monetary, under this Lease shall not be deemed a waiver of any future default under the Lease. Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this Lease as a result of such defaults by an unlawful detainer action or otherwise.

29. OPTION TO RENEW, Provided Lessee is not in default of any of the terms herein, with two (2) months prior written notice, Lessee may extend the lease term by six (6) months under all the same terms and conditions contained in this lease including the rent.

30. AS-IS, WHERE-IS, Lessee acknowledges Lessee has inspected the Premises and accepts them in an “as-is, where-is” condition. Except for carpet shampooing and general cleaning throughout and re-keying the entry door, Lessor will not be called upon to make any other modifications and/or improvements.

31. BINDING EFFECT. The parties hereto further agree with each other that each of the provisions of this lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this lease.

It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this lease regardless of gender, number or fact of incorporation of the parties hereto. The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this lease by reference. It is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.

32. HOLDING OVER, If Lessee holds possession of the Premises after term of this lease, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein, Including the rent. During month-to-month tenancy, Lessee acknowledges Lessor will be attempting to relet the Premises. Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the lease with proper notice. Lessor agrees to give Lessee either consentually agreed to notice or 24 hours notice prior to any visit or inspection by a prospective tenant.

33. ATTORNEY’S FEES, If any legal action is commenced to enforce any provision of this lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.

34. NO REPRESENTATIONS, The Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor.

35. QUIET ENJOYMENT, So long as Lessee pays the rent and performs the covenants contained in this lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this lease.

36. RECORDATION, Lessee shall not record this lease without the prior written consent of Lessor. However, at the request of Lessor, both parties shall execute a memorandum or “short form” of this lease for the purpose of recordation in a form customarily used for such purpose. Said memorandum or short form of this lease shall describe the parties, the Premises and the lease term, and shall incorporate this lease by reference.

37. MUTUAL PREPARATION OF LEASE, It is acknowledged and agreed that this lease was prepared mutually by both parties. In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this lease.

38. GOVERNING LAW. This lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the parties hereof have executed this lease the day and year first above written.

SELIG REAL ESTATE HOLDINGS FIVE, a Washington limited liability company		MARCHEX, INC.

	/s/ MARTIN SELIG		/s/ RUSSELL C. HOROWITZ

By:	Martin Selig	By:	Russell C. Horowitz
Its:	Managing Member	Its:	CEO

	“Lessor”		“Lessee”

STATE OF WASHINGTON.	)
) ss.
COUNTY OF KING	)

On this 12th day of Sept, 2003 before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SEILG, to me known to be the Managing member respectively, of Selig Real Estate Holdings Fine, LLC the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument on behalf of the, entity.

/s/ JILL M. HAYES

[SEAL]	Notary Public in and for the State of Washington Residing at: Fall City My commission expires: 6.1.06

(Individual)

STATE OF	)
) ss.
COUNTY OF	)

On this      day of                     , 20     before me, a Notary Public in and for the State of                     , personally appeared                                          , the individual(s) who executed the within and foregoing instrument, and acknowledged said instrument to be his/her/their free and voluntary act and deed for the uses and purposes therein mentioned.

Notary Public in and for the State of ____________ Residing at: ________________________________ My commission expires: ______________________

(Partnership)

STATE OF	)
) ss.
COUNTY OF	)

On this      day of                     , 20     before me, a Notary Public in and for the State of                     , personally appeared                                          , to me known to be partner(s) of                                          , the partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument on behalf of the partnership.

Notary Public in and for the State of ____________ Residing at: ________________________________ My commission expires: ______________________

(Corporation)

STATE OF	)
) ss.
COUNTY OF	)

On this 11 day of September, 2003 before me, a Notary Public in and for the State of WA, personally appeared Russell C. Horowity, to me known to be CEO respectively, of Marachey, Inc., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

/s/ GRETCHEN BRAUNSCHWERY

Notary Public in and for the State of WA Residing at: 1557 E Garfield St My commission expires: 3/15/04

EXHIBIT “A”

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